EXHIBIT 99.1

Sportsman’s Warehouse Holdings, Inc. Appoints Jon Barker as President and Chief Operating Officer

MIDVALE, Utah, March 23, 2017 (GLOBE NEWSWIRE) -- Sportsman’s Warehouse Holdings, Inc. ("Sportsman’s" or the “Company”) (Nasdaq:SPWH) today announced that Jon Barker has been named President and Chief Operating Officer of Sportsman’s Warehouse, effective March 31, 2017. Mr. Barker will direct the marketing, supply chain, operations, compliance and technology functions of Sportsman’s Warehouse, and will also lead the expansion of the Company’s ecommerce business. He will report directly to John Schaefer, Chief Executive Officer.

Mr. Schaefer commented, “I have known Jon for almost 20 years and not only is he an excellent retail executive, he is also a passionate user of our products. I am very pleased that he is joining Sportsman’s Warehouse at a pivotal time in our growth trajectory when we have reached 77 stores and we believe we still have substantial store expansion opportunity ahead of us. His leadership skills and proven track record of success combined with his extensive knowledge of multi-channel retail and ecommerce make him a perfect fit for Sportsman’s Warehouse. I have no doubt that Jon will quickly bond with and add tremendous incremental value to our existing management team.”

Mr. Barker stated, “I am very excited to join Sportsman’s Warehouse and believe that there is a significant opportunity to build upon the successful growth of the Company and achieve even greater store and ecommerce expansion in the future. Sportsman’s Warehouse is well positioned within the outdoor sporting goods industry with a differentiated shopping environment, unique localization strategy, and a breadth of product with important growth opportunities ahead that I am proud to help develop to further strengthen its positioning.”

Mr. Barker is a highly accomplished executive with 25 years of multi-channel retail experience. He held leadership positions with several high profile retail companies, most recently as VP Global Officer for Walmart. At Walmart, he served in dual roles including President and CEO of Hayneedle.com, a leading online Home Furnishings retailer, as well as group leader for Home and Outdoor furnishings categories for U.S. ecommerce across Walmart.com, Jet.com and Hayneedle.com. In this position he helped develop a strategic vision for Hayneedle.com, including realigning structure and resources for a more merchandise focused strategy. From 2008 to 2013, Mr. Barker was Chief Operating Officer of Hayneedle.com. During this time, he was instrumental in building Hayneedle’s supply chain, fulfillment network, care center, customer advocacy and the overall business platform. Prior to Walmart from 1999 to 2008, Mr. Barker served as SVP of Distribution-Logistics at Cornerstone Brands, which is comprised of home and lifestyle brands including Frontgate, Ballard Designs, Garnet Hill, Grandin Road, and Improvements. While at Cornerstone Brands, he was responsible for all supply chain facets of the business. Mr. Barker also held various leadership roles in operations and business development for United Parcel Service.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include, but are not limited to, our expectations for future growth. Investors can identify these statements by the fact that they use words such as "continue", "expect", "may", “opportunity”, "plan", "future", “ahead” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the Company’s retail-based business model, general economic conditions and consumer spending, the Company’s concentration of stores in the Western United States, competition in the outdoor activities and sporting goods market, changes in consumer demands, the Company’s expansion into new markets and planned growth, current and future government regulations,  risks related to the Company’s continued retention of its key management, the Company’s distribution center, quality or safety concerns about the Company’s merchandise, events that may affect the Company’s vendors, trade restrictions, and other factors that are set forth in the Company’s filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10‑K for the fiscal year ended January 30, 2016 which was filed with the SEC on March 24, 2016 and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman’s Warehouse Holdings, Inc.

Sportsman’s Warehouse is a high-growth outdoor sporting goods retailer focused on meeting the everyday needs of the seasoned outdoor veteran, the first-time participant and every enthusiast in between. Our mission is to provide a one-stop shopping experience that equips our customers with the right quality, brand name hunting, shooting, fishing and camping gear to maximize their enjoyment of the outdoors.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company’s website at www.sportsmanswarehouse.com.

Investor Contact:
ICR, Inc.
Farah Soi/Rachel Schacter
(203) 682 8200
investors@sportsmanswarehouse.com